Exhibit 99.1

                                                     Contact:
                                                     Robert M. Melzer, President
                                                     and Chief Executive Officer
                                                     (617) 482-4081


PROPERTY CAPITAL TRUST SHAREHOLDERS APPROVE MERGER: FINAL DISTRIBUTION ANNOUNCED
--------------------------------------------------------------------------------

BOSTON, MAY 24, 1999-- Property Capital Trust (NASDAQ Bulletin Board - PCTG) today announced that its shareholders have approved the merger of the Trust with Maryland Property Capital Trust, Inc. (which is changing its name to Property Capital Trust, Inc.). The merger will close and become effective on May 28th.

Robert M. Melzer, Chief Executive Officer of Property Capital Trust, also advised that the Trust will make a final distribution of $.265 per share on June 4, 1999 to shareholders of record at the close of business on May 27, 1999. Of this, $.01 per share is to redeem the rights issued in 1990 pursuant to the Trust's Shareholders' Rights Plan and the balance is the Trust's final special dividend representing all of its remaining net worth. Mr. Melzer also advised that the Trust's shares will trade ex- dividend on and after May 25, 1999.

Mr. Melzer concluded by stating that, "The Trustees and I are truly pleased that the merger has been approved by the Trust's shareholders. The merger and the distribution represent the final step in the Trust's Business Plan, which has resulted in aggregate special distributions to the shareholders of $13.90 per share versus our initial estimate of $10 per share. We are grateful for the support we received from the Trust's shareholders during the implementation of the plan."

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